Exhibit 10.7

MASTERBRAND, INC.

DEFERRED COMPENSATION PLAN

(Effective December 14, 2022)

ARTICLE I

Establishment and Purpose

MasterBrand, Inc. (the “Company”) established the MasterBrand, Inc. Deferred Compensation Plan (the “Plan”). The purpose of the Plan is to attract and retain key personnel by providing opportunities to defer receipt of salary, bonus, or other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

This Plan shall be effective as of the date on which shares of common stock of the Company are distributed to the stockholders of Fortune Brands Home & Security, Inc. (“Fortune Brands,” and such date, the “Effective Date”) pursuant to the Separation Agreement between the Company and Fortune Brands, entered into in connection with such distribution (the “Separation Agreement”).

ARTICLE II

Definitions

2.1. Account. Account means a bookkeeping account maintained by the Plan Administrator to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Plan Administrator may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms and/or deferred at different times. Reference to an Account means any such Account established by the Plan Administrator, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2. Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3. Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

2.4. Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5. Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(l)(B).

2.6. Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7. Change in Control. Change in Control means, with respect to the Company, any of the following events as defined below: (a) a change in the ownership of the Company, (b) a change in the effective control of the Company, or (c) a change in the ownership of a substantial portion of the assets of the Company.

(a) For purposes of this Section, a change in the ownership of the Company occurs on the date on which any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), or more than one person acting as a group becomes the beneficial owner (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) of more than 50% of the total fair market value or total voting power of the stock of the Company (“Voting Securities”) excluding the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (ii) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (D) the acquisition of additional stock or voting power by a person considered to own more than 50% of the total fair market value or Voting Securities or (E) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (c) below.

(b) For purposes of this Section, a change in the effective control of the Company occurs on the date on which either: (i) a person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of Voting Securities, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition excluding the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (D) the acquisition of additional stock or voting power by a person considered to own more than 30% of the Voting Securities or (E) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (c) below, or (ii) more than 50% of the members of the Company’s Board of Directors during any 12-month period cease to be Continuing Directors (which term, as used in this Plan, means the directors of the Company: (A) who were members of the Company’s Board of Directors on the Effective Date; or (B) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Company’s Board of Directors, or whose election or nomination for election by the Company’s stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Company’s Board of Directors but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s Board of Directors).

(c) For purposes of this Section, a change in the ownership of a substantial portion of assets occurs if there is consummated a merger or consolidation of the Company with, or, any transaction or series of transactions in which, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result of the transaction(s): (A) the stockholders of the Company immediately prior to the transaction(s) shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the assets of the Company, either directly or through one or more subsidiaries) (“Newco”) immediately after in substantially the same proportions as their ownership immediately prior to such corporate transaction; (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and applicable regulations), directly or indirectly, 30% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Company existed prior to such corporate transaction, and (C) more than 50% of the members of the board of directors of Newco shall be Continuing Directors.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Company, or the Participant’s relationship to the Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

With respect to any event(s) relating to an Adopting Employer, the Committee shall make any determination as to the occurrence of a Change in Control with respect to such Adopting Employer by referring to the definition of “Change in Control” in this Section 2.7, but replacing references to “the Company” in this Section 2.7 with references to the applicable Adopting Employer.

Any determination under this Section 2.7 as to the occurrence of a Change in Control (either with respect to the Company or an Adopting Employer) shall be based on objective facts and in accordance with the requirements of Code Section 409A (and for the avoidance of doubt, an event shall only constitute a “Change in Control” hereunder if it would also constitute a “change in ownership of a corporation,” a “change in effective control of a corporation” or a “change in the ownership of a substantial portion of the a corporation’s assets” as set forth in Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) and (vii)), respectively.

2.8. Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.9. Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10. Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11. Committee. Committee means the Compensation Committee of the Board of Directors of the Company.

2.12. Company. Company means MasterBrand, Inc., a Delaware corporation, or any successor.

2.13. Company Contribution. Company Contribution means a credit by the Committee to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Committee and the fact that a Company Contribution is credited in one year shall not obligate the Committee to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14. Company Stock. Company Stock means the common stock, par value $0.01, of the Company, and all appurtenant rights.

2.15. Compensation. Compensation means a Participant’s base salary, bonus, commission, Director cash fees, Restricted Stock Units (“RSUs”), Company Stock and such other cash or equity-based compensation (if any) (which, with respect to Directors only, may include equity awards issued under any of the Company’s long-term equity incentive plans) approved by the Plan Administrator as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.16. Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Plan Administrator may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Plan Administrator in the Compensation Deferral Agreement, Participants may defer up to 80% of deferrable Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.17. Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.18. Deferral. Deferral means a credit to a Participant’s Account(s) that records (i) that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV and (ii) any amounts credited from the Fortune Brands Plan in connection with the Spin-Off and pursuant to the Employee Matters Agreement. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Plan Administrator as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.19. Director. Director means a non-employee member of the Board of Directors of the Company.

2.20. Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.21. Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA, as determined by the Plan Administrator from time to time in its sole discretion. In connection with the Spin-Off and pursuant to the terms of the Employee Matters Agreement, each employee of the Company or its Subsidiaries who was participating in the Fortune Brands Plan as of the Effective Date shall automatically become an Eligible Employee as of the Effective Date.

2.22. “Employee Matters Agreement” means the Employee Matters Agreement between the Company and Fortune Brands, entered into in connection with the Spin-Off.

2.23. Employee. Employee means a common-law employee of an Employer.

2.24. Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.25. ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.26. Exchange Act. Exchange Act means the Securities Exchange Act of 1934, as amended.

2.27. Fortune Brands Plan. Fortune Brands Plan means the Fortune Brands Home & Security, Inc. Deferred Compensation Plan.

2.28. Participant. Participant means an Eligible Employee or a Director who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee or a Director. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.29. Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.30. Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.31. Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre -established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.32. Plan. Generally, the term Plan means the “MasterBrand, Inc. Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.33. Plan Administrator. Plan Administrator means such committee or person(s) as may be appointed by the Committee as its delegate to serve as the Plan Administrator with one or more of the authorities, duties, responsibilities, or obligations described herein. In the absence of any such appointment, the Plan Administrator shall be the Committee.

2.34. Plan Year. Plan Year means January 1 through December 31.

2.35. Record Keeper. Record Keeper means the person(s) or entity/entities with such obligations, authorities, or responsibilities with respect to the Plan as may be delegated by the Plan Administrator and agreed to by the Record Keeper from time to time.

2.36. Restricted Stock Units or RSUs. Restricted Stock Units or RSUs mean restricted stock units awarded to a Participant under any of the Company’s long-term equity incentive plans or under any other similar plan or arrangement, which the Plan Administrator has designated as Compensation that may be deferred to the Plan.

2.37. Retirement. Retirement means a Participant’s Separation from Service after attainment of age 55 and completion of five Years of Service, taking into account service with Fortune Brands and its subsidiaries prior to the Spin-Off.

2.38. Retirement Benefit. Retirement Benefit means the benefit payable to a Participant under the Plan following the Retirement of the Participant.

2.39. Retirement/Termination Account. Retirement/Termination Account means an Account established by the Plan Administrator to record the amounts payable to a Participant upon Separation from Service. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.

2.40. Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer. A Director incurs a Separation from Service upon his or her separation from the Board, including due to the expiration of the Director’s term in the event he or she does not stand for re-election at the end of his or her term. Whether a Separation from Service has occurred shall be determined by the Plan Administrator in accordance with Code Section 409A (and for the avoidance of doubt, a termination of employment shall only constitute a “Separation from Service” hereunder if it would also constitute a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h)).

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36- month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that in applying Code Sections 1563(a)(l), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Plan Administrator specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.41. Specified Date Account. Specified Date Account means an Account established by the Plan Administrator to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement. Unless otherwise determined by the Plan Administrator, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In -Service Account” or such other name as established by the Plan Administrator without affecting the meaning thereof.

2.42. Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(c).

2.43. Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate. An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(2) (wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the employer maintaining the plan, to the extent such amounts are includible in gross income or would be includible but for an election under Code Section 125(a), 132(t)(4), 402(e)(3), 402(h)(l)(B), 402(k) or 457(b), including the earned income of a self-employed individual); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.44. Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Plan Administrator through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.45. Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.46. Spin-Off. Spin-Off means the distribution of shares of common stock of the Company to the stockholders of Fortune Brands pursuant to the Separation Agreement.

2.47. Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).

2.48. Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service prior to Retirement.

2.49. Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(l), (b)(2), and (d)(l)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Plan Administrator.

2.50. Valuation Date. Valuation Date means each Business Day.

2.51. Year of Service. Year of Service means each 12-month period of continuous service with the Employer.

ARTICLE III

Eligibility and Participation

3.1. Eligibility and Participation. An Eligible Employee or a Director becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) receipt of notification of eligibility to participate. Notwithstanding the foregoing, all Cabinets Employees, as defined in the Employee Matters Agreement, who were participants in the Fortune Brands Plan immediately prior to the Effective Date shall automatically be Participants in this Plan as of the Effective Date, and all elections made by such Cabinets Employees under the Fortune Brands Plan shall automatically apply to this Plan unless and until such elections are modified after the Effective Date.

3.2. Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions (if any), subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or a Director. A Participant who is no longer an Eligible Employee but has not Separated from Service, or who is no longer a Director, may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV

Deferrals

4.1. Deferral Elections, Generally.

(a) A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Plan Administrator and in the manner specified by the Plan Administrator, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Plan Administrator may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2, as may be needed, to comply with the terms of the Plan (as it may be amended from time to time) and/or as may be required by law.

(b) The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 6.2.

4.2. Timing Requirements for Compensation Deferral Agreements.

(a) First Year of Eligibility. In the case of the first year in which an Eligible Employee or a Director becomes eligible to participate in the Plan following the annual enrollment period, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee or a Director may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b) Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c) Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i) the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii) the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d) Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(e) Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(f) Company Awards. The Committee may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(g) “Evergreen” Deferral Elections. The Plan Administrator, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3. Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. The Plan Administrator may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is allocated to such accounts), and the minimum deferral period so established may vary according to the type of Compensation being deferred to such Account.

4.4. Deductions from Pay. The Plan Administrator has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5. Vesting. Participant Deferrals of RSUs and any other unvested compensation at the time of the deferral shall become vested in accordance with the vesting schedule contained in the underlying award notice and award agreement with which the RSUs or other unvested compensation were granted; all other Participant Deferrals shall be 100% vested at all times.

4.6. Cancellation of Deferrals. The Plan Administrator may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (iii)), in each case, to the extent permitted by Code Section 409A.

4.7. Spin-Off.

(a) As of the Effective Date, the Company and the Plan shall assume all liabilities under the Fortune Brands Plan for any benefits under such plan of all Cabinets Employees, as defined in the Employee Matters Agreement, who participated in the Fortune Brands Plan immediately prior to the Spin-Off, and such benefits shall be administered and paid under the terms of this Plan. All deferral, investment and distribution elections made by such Participants under the Fortune Brands Plan with respect to any Plan Year prior to the Effective Date and the Plan Year in which the Effective Date occurs will continue to apply and shall be administered under this Plan; provided that to the extent a Participant’s account is invested in notional shares of Fortune Brands common stock, then (i) such Participant’s account shall be credited with a number of notional shares of Company Stock equal to the number of shares of Company Stock that would have been distributed to the Participant if the notional shares of Fortune Brands common stock held in the Participant’s account had been issued and outstanding and (ii) the notional shares of Fortune Brands common stock credited to such Participant’s account shall be deemed to have been sold as of the Effective Date, based on the value of such shares as of the Effective Date, and reinvested in the default investment fund maintained under the Plan.

(b) As of the Effective Date, the Plan shall assume and honor the terms of all domestic relations orders in effect under the Fortune Brands Plan in respect of all Cabinets Employees who participated in the Fortune Brands Plan immediately prior to the Spin-Off.

ARTICLE V

Company Contributions

5.1. Discretionary Company Contributions. The Committee may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Committee. Such contributions will be credited to a Participant’s Retirement/Termination Account.

5.2. Vesting. Company Contributions described in Section 5.1, above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made. All Company Contributions shall become 100% vested if, while actively employed, the Participant (i) dies, (ii) Retires, or (iii) is affected by a Change in Control. The Committee may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.

ARTICLE VI

Benefits

6.1. Benefits. Generally. A Participant shall be entitled to the following benefits under the Plan:

(a) Retirement Benefit. Upon the Participant’s Separation from Service due to Retirement, he or she shall be entitled to a Retirement Benefit. The Retirement Benefit shall be equal to the vested portion of the Retirement/Termination Account based on the value of that Account as of the end of the month in which Separation from Service occurs or such later date as the Plan Administrator, in its sole discretion, shall determine. Payment of the Retirement Benefit will be made or begin the first day of the month following the month in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made or begin on the first day of the seventh month following the month in which such Separation from Service occurs. If the Retirement Benefit is to be paid in the form of installments, any subsequent installment payments to a Specified Employee will be paid on the anniversary of the date the initial installment was made.

(b) Termination Benefit. Upon the Participant’s Separation from Service for reasons other than death or Retirement, he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the vested portion of the Retirement/Termination Account based on the value of that Account as of the end of the month in which Separation from Service occurs or such later date as the Plan Administrator, in its sole discretion, shall determine. Payment of the Termination Benefit will be made on the first day of the month following the month in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made on the first day of the seventh month following the month in which such Separation from Service occurs.

(c) Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin the first day of the month following the designated month. Notwithstanding the preceding sentence, balances remaining in Specified Date Accounts on the date the Participant Separates from Service shall be distributed on the first day of the month following the month in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made on the first day of the seventh month following the month in which such Separation from Service occurs.

(d) Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account and the vested and unpaid balances of any Specified Date Accounts, based on the value of the Accounts as of the end of the month in which death occurred, with payment made in the following month.

A Participant who consents to the Employer’s purchase of insurance on his or her life shall also be entitled to a Supplemental Death Benefit if the Participant dies while actively employed. The Supplemental Death Benefit shall be in the amount of $50,000 and shall be paid at the same time as payment of other death benefits hereunder.

(e) Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Plan Administrator to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Plan Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Plan Administrator, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted pro rata from the vested portion of each Account. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Plan Administrator.

6.2. Form of Payment.

(a) Retirement Benefit. A Participant who is entitled to receive a Retirement Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of two to fifteen years, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of two to fifteen years, as elected by the Participant.

(b) Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit in a single lump sum.

(c) Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to five years, as elected by the Participant.

Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service the unpaid balances of any Specified Date Accounts shall be paid in a single lump sum.

(d) Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum. If a Supplemental Death Benefit is payable in accordance with Section 6.1(d), such benefit shall also be payable in a single lump sum.

(e) Change in Control. A Participant will receive a single lump sum payment equal to the unpaid balance of all of his or her Accounts if Separation from Service occurs within 24 months following a Change in Control.

A Participant or Beneficiary receiving installment payments when a Change in Control occurs, will receive the remaining account balance in a single lump sum within 90 days following the Change in Control.

(f) Small Account Balances. The Plan Administrator shall pay the value of the Participant’s Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(l)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

(g) Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

6.3. Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(l)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

6.4. Six-Month Delay. To the extent a benefit payable under this Plan is payable upon the Participant’s Separation from Service and that Participant is a Specified Employee as of the date such Participant incurs such Separation from Service, any benefit payments that would have occurred prior to the six-month anniversary of the Participant’s Separation from Service will be made on the first day of the seventh month following the month in which such Separation from Service occurs.

ARTICLE VII

Modifications to Payment Schedules

7.1. Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.

7.2. Time of Election. The date on which a modification election is submitted to the Plan Administrator must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3. Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4. Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Plan Administrator and becomes effective 12 months after such date.

7.5. Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII

Valuation of Account Balances; Investments

8.1. Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Plan Administrator. Valuation of Accounts shall be performed under procedures approved by the Plan Administrator.

8.2. Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Plan Administrator, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3. Investment Options. Investment options will be determined by the Plan Administrator. The Plan Administrator, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4. Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Plan Administrator. Allocation among the investment options must be designated in increments of 1% (or such other minimum percentage or amount as may be specified by the Plan Administrator).

8.5. Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Plan Administrator.

8.6. Company Stock Account. The Plan Administrator shall make available a Company Stock Account as one of the investment options described in Section 8.3. All Company Stock Deferrals and RSU Deferrals shall be irrevocably allocated to the Company Stock Account. A Participant may only allocate Company Stock Deferrals or RSU Deferrals to the Company Stock Account. Dividend equivalents with respect to Company Stock Deferrals or RSU Deferrals will be credited to the applicable Accounts in cash in accordance with the Participant’s most recent investment allocation for such Account or, if none, as provided in Section 8.5.

8.7. Payments from the Company Stock Account. The portion of an Account that is invested in Company Stock Account will be paid under Article VI in the form of whole shares of Company Stock. If such portion is to be paid in installments, any fractional shares will be paid in cash and will be distributed with the final installment.

ARTICLE IX

Administration

9.1. Plan Administration. The Plan Administrator shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claim’s procedures in Article XII. The Plan Administrator is the named fiduciary (within the meaning of Section 402(a)(l) of ERISA) with respect to the Supplemental Death Benefit described in Section 6.1(d).

9.2. Administration Upon Change in Control. Upon a Change in Control, the Plan Administrator and Committee, as constituted immediately prior to such Change in Control, shall continue to act respectively as the Plan Administrator and Committee. Notwithstanding the foregoing, neither the Committee nor the Plan Administrator shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

The Participating Employer shall, with respect to the Plan Administrator and Committee identified under this Section: (i) pay all reasonable expenses and fees of the Plan Administrator and Committee, (ii) indemnify the Plan Administrator and Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Plan Administrator and/or the Committee’s duties hereunder, except with respect to matters resulting from the Plan Administrator and/or the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Plan Administrator and/or Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Plan Administrator and/or Committee may reasonably require.

9.3. Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any Federal, state, local or other taxes which may be required to be withheld or paid as in respect of such payment (or credit). To the extent permitted by Treas. Reg. Section 1.409A-3(j)(4)(vi), the amounts credited to the Plan shall be reduced by the amount necessary to pay employment taxes on compensation deferred under the Plan. Withholdings other than with respect to employment taxes shall be deducted from Compensation that has not been deferred to the Plan.

9.4. Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Plan Administrator and the Committee and their agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.5. Delegation of Authority. In the administration of this Plan, the Plan Administrator and/or the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.6. Binding Decisions or Actions. The decision or action of the Plan Administrator and/or the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X

Amendment and Termination

10.1. Amendment and Termination. The Company may at any time and from time to time as it shall deem advisable amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.

10.2. Amendments. The Company, by action taken by the Committee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Committee has the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the document; and (iv) making such other amendments as the Board of Directors may authorize.

10.3. Termination. The Company, by action taken by the Committee, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.4. Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI

Informal Funding

11.1. General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2. Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII

Claims

12.1. Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator which shall make all determinations concerning such claim. Any claim filed with the Plan Administrator and any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a) In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

(b) Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

12.2. Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a) In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b) Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

12.3. Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.4. Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claim’s procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance.

12.5. Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE XIII

General Provisions

13.1. Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Plan Administrator has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(l)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

13.2. No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3. No Right of Participation. Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. This Plan shall not confer upon any person any right to continued employment by or service with a Participating Employer or an Affiliate or affect in any manner the right of a Participating Employer or an Affiliate to terminate the employment of any person at any time without liability.

13.4. Notice. Any notice or filing required or permitted to be delivered to the Plan Administrator under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Plan Administrator. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

MASTERBRAND, INC.

ATTN: VICE PRESIDENT, TOTAL REWARDS

1 MASTERBRAND CABINETS DRIVE

JASPER, INDIANA 47546

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5. Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6. Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and each of the Plan Administrator and/or Committee, as. may be applicable, may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7. Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Plan Administrator advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Plan Administrator shall presume that the payee is missing. The Plan Administrator, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8. Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, the Committee, the Company, and the Plan from further liability on account thereof.

13.9. Governing Law. This Plan and all determinations made and actions taken under the Plan, to the extent not otherwise governed by ERISA, the Code or the laws of the United States, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

13.10. Forfeiture and Recoupment.

(a) Generally. A Participant’s rights, payments, and benefits under this Plan shall be subject to reduction, cancellation, forfeiture, clawback, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time. Such events shall include, but shall not be limited to, termination of service under certain or all circumstances, violation of material policies of a Participating Employer, misstatement of financial or other material information about a Participating Employer, fraud, misconduct, breach of noncompetition, confidentiality, non-solicitation, noninterference, corporate property protection, or other agreement that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of a Participating Employer (and/or any parent, subsidiary, or Affiliate of the Participating Employer) including facts and circumstances discovered after termination of employment.

(b) Manner of Recoupment. Subject to Section 409A of the Code, the Committee shall determine, as late as the time of the recoupment whether the Participating Employer shall effect any such recoupment:

(i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by a Participating Employer (and/or any parent, subsidiary, or Affiliate of the Participating Employer); (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory benefits that would otherwise have been made to the Participant in accordance with the Participating Employer’s otherwise applicable compensation practices; (iv) by a holdback or escrow (before or after taxation) of part or all of the shares of common stock, payment or property received upon exercise or satisfaction of the benefit; or (v) by any combination of the foregoing. Notwithstanding the foregoing provisions, the Committee’s rights under this Section 13.10 shall be in addition to, and not in place of, any such rights that the Company and/or the Committee may have under any other applicable recoupment policy or procedure, including but not limited, under any clawback policy or under any separate written agreement in effect between the Participant and a Participating Employer.

13.11. No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of any Participating Employer will be sufficient to pay any benefits hereunder.

IN WITNESS WHEREOF, the undersigned executed this Plan, as of the 14th of December 2022.

MasterBrand, Inc.

By:	Bruce A. Kendrick
(Print Name)

Its:	Executive Vice President and Chief Human Resources Officer
(Title)

/s/ Bruce A. Kendrick
(Signature)